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                                                                     EXHIBIT 2.5

                              ARTICLES OF MERGER
                                      OF
                          AAP ACQUISITION CORPORATION
                                     INTO
                           DISCOUNT AUTO PARTS, INC.

                 * * * * * * * * * * * * * * * * * * * * * * *

     AAP ACQUISITION CORPORATION ("Merger Sub") and DISCOUNT AUTO PARTS, INC., ("Discount"), each a Florida corporation, acting in compliance with the provisions of Section 607.1105, Florida Statutes, hereby certify as follows:

     1. A plan of merger was approved by the board of directors of each of Merger Sub and Discount on August __, 2001 (the "Plan of Merger"); the Plan of Merger was approved by the sole shareholder of Merger Sub on August __, 2001; and the Plan of Merger was approved by the affirmative vote of a majority of the voting stock held by shareholders of Discount on ___________, 2001. Pursuant to the Plan of Merger, Merger Sub is to be merged into Discount. The terms of the merger are set forth in the copy of the Plan of Merger attached hereto as Exhibit "A" and made a part hereof.
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     2.  The merger shall be effective as of the date of filing these Articles of Merger with the Florida Secretary of State.


Dated: ___________, 2001         AAP ACQUISITION CORPORATION


                                 By: __________________________________________
                                     Name: ____________________________________
                                     Its: _____________________________________



                                 DISCOUNT AUTO PARTS, INC.


                                 By: __________________________________________
                                     Name: ____________________________________
                                     Its: _____________________________________
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                                PLAN OF MERGER
                                --------------


     This is a Plan of Merger (this "Plan of Merger") pursuant to which AAP ACQUISITION CORPORATION ("Merger Sub"), a Florida corporation and wholly owned subsidiary of Advance Auto Parts, Inc., a Delaware corporation ("Advance Auto"), shall be merged into DISCOUNT AUTO PARTS, INC., a Florida corporation ("Discount").

                                 BACKGROUND INFORMATION

     The board of directors of each of Advance Auto, Merger Sub and Discount has determined that it is advisable and to the advantage of each such corporation and its respective shareholders that Merger Sub be merged into Discount, at the conclusion of which Discount shall remain as the surviving or resulting entity and the corporate existence of Merger Sub shall terminate and expire. In furtherance thereof, each board has approved and adopted the terms of this Plan of Merger and Discount has recommended the adoption of the Plan of Merger and its underlying transactions to the shareholders of Discount. Accordingly, the merger shall be effected as follows:

                                 OPERATIVE PROVISIONS

     1.  Merger.  In accordance with applicable provisions of the Florida
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Business Corporation Act, at the Effective Date (as defined below), Merger Sub shall be merged with and into Discount (the "Merger"), and Discount shall constitute the surviving and resulting corporation of such Merger (hereinafter Discount sometimes is referred to as the "Surviving Corporation"). The separate and corporate existence of Merger Sub shall cease and Discount shall continue its corporate existence pursuant to the laws of Florida.

     2.  Effective Date.  The Merger shall become effective on the date of
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filing Articles of Merger with the Florida Secretary of State (the "Effective
Date").

     3.  Surviving Corporation.  The Surviving Corporation shall possess and
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retain every interest in all of its assets and property of every description.
The rights, privileges, immunities powers, franchises and authority of a public as well as private nature of Merger Sub shall be vested in the Surviving Corporation without further act or deed. The title to and any interest in all real estate and other property owned by Merger Sub shall be vested in the Surviving Corporation and shall not revert or in any way be impaired by reason of the Merger.

     4.  Obligations.  All obligations belonging to or due to Merger Sub shall
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be vested in the Surviving Corporation without further act or deed, and the
Surviving Corporation shall be liable for all of the obligations of Merger Sub existing as of the Effective Date.

     5.  Terms of the Merger.
         -------------------

          a.  Capital Stock of Merger Sub.  Upon the Effective Date of the
              ---------------------------
Merger, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of Discount, $.01 par value per share ("Discount Common Stock").
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          b.  Cancellation of Treasury Stock.  All shares of Discount Common
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Stock that are owned directly or indirectly by Discount as treasury stock, if any, shall be cancelled and retired and shall cease to exist and no payment shall be made with respect thereto.

          c.  Conversion of Discount Common Stock.  Each issued and outstanding
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share of Discount Common Stock shall be converted into the right to receive the
Per Share Merger Consideration (as defined below) and any cash in lieu of fractional shares of common stock, $.0001 par value per share, of Advance Auto (the "Advance Auto Common Stock"), to be issued or paid in consideration therefor. As of the Effective Date, all such shares of Discount Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive with respect to each share represented thereby the Per Share Merger Consideration and any cash in lieu of fractional shares of Advance Auto Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate, without interest.

     As used herein, the term "Per Share Merger Consideration" shall mean: (i) cash in the amount of $7.50 and (ii) 0.2577 of a fully paid and nonassessable share of Advance Auto Common Stock.

          d.  Fractional Shares.  No fraction of a share of Advance Auto Common
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Stock will be issued in the Merger but, in lieu thereof, each holder of Discount
Common Stock who would otherwise be entitled to a fraction of a share of Advance Auto Common Stock will be entitled to receive from the Surviving Corporation an amount in cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) $29.11.

          e.  Stock Options.
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               (i) At or immediately before the Effective Date, each outstanding option to purchase shares of Discount Common Stock, granted under any stock option or compensation plan or arrangement of Discount, and with a per share exercise price or strike price of less than $15.00 per share (an "In-the-Money Option") shall be cancelled and converted into the right to receive at the Effective Date or as soon as practicable thereafter in consideration for such cancellation an amount in cash equal to the product of (1) the number of shares of Discount Common Stock previously subject to such In-the-Money Option and (2) the difference between $15.00 and the exercise price per share of Discount Common Stock previously subject to such In-the-Money Option. At the Effective Date, such In-the-Money Options shall no longer be outstanding and shall automatically be cancelled and retired and converted into the right to receive the cash payment specified in this
               Section 5(e)(i), and each holder of an In-the-Money Option shall cease to have any rights with respect to the In-the-Money Option other than the right to receive with respect thereto the cash payment specified in this Section 5(e)(i) upon the surrender of the In-the-Money Option, without interest. The surrender of the In-the-Money Option shall be deemed a release of any and all rights the

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               holder had or may have had in respect of such option. In
               addition, the right of any holder of In-the-Money Options to receive the cash payment specified in this Section 5(e)(i) shall be subject to and reduced by the amount of any required tax withholding obligation.

               (ii) Each issued and outstanding stock option to purchase shares of Discount Common Stock granted under any stock option or compensation plan or arrangement of Discount that is not an outstanding In-the-Money Option (each, a "Fully Converted Option", and together with the In-the-Money Options, the "Outstanding Discount Options"), whether or not then exercisable, shall at the Effective Date be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Fully Converted Option immediately prior to the Effective Date (but reflecting the acceleration of vesting occasioned by the consummation of the transactions contemplated by this Plan of Merger) and which option shall be considered issued under and subject to the terms of the 2001 Advance Auto Executive Stock Option Plan (the "Advance Auto Plan"), the number of shares of Advance Auto Common Stock determined by multiplying the number of shares of Discount Common Stock that were purchasable immediately prior to the Effective Date upon the exercise of such Fully Converted Option by 0.5154 (the "Option Exchange Ratio") (rounded as hereinafter provided) at a price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Discount Common Stock immediately prior to the Effective Date under such Fully Converted Option divided by (B) the Option Exchange Ratio; provided, however, that with respect to a Fully Converted Option with the same exercise price and option term, the number of shares of Advance Auto Common Stock to be represented by the Fully Converted Option shall be computed on an aggregate basis so as to create options for whole shares of Advance Auto Common Stock with any then remaining fractional share rounded up the nearest whole share.
               As soon as practicable after the Effective Date, Advance Auto shall deliver to each holder of a Fully Converted Option a stock option agreement or certificate issued under the Advance Auto Plan as a replacement for the stock option certificate previously provided to such holder by Discount and evidencing such Fully Converted Option and setting forth such holder's rights pursuant thereto, including the number of shares of Advance Auto Common Stock purchasable under the converted stock option and replacement option agreement or certificate and the corresponding exercise price thereunder. In addition, Advance Auto shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Advance Auto Common Stock for delivery upon exercise of a Fully Converted Option. As soon as practicable after the Effective Date, Advance Auto shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or appropriate forms), or another appropriate form, with respect to the shares of Advance Auto Common Stock subject to such Fully Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such

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               registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Fully Converted Options, as herein converted, remain outstanding.

               For example, assume an out of the money option for 10,500 shares of Discount Common Stock with an exercise price of $20.00. At the Effective Date, the out of the money option shall be converted so as to thereafter constitute an option to acquire 5,412 shares of Advance Auto Common Stock (10,500 X 0.5154) (rounded up) at a price per share equal to $38.80 ($20.00 0.5154).

               (iii) As soon as practicable following the date of this Plan of Merger, Advance Holding Corporation, a Virginia corporation and the parent corporation of Advance Auto, Merger Sub and Advance Auto (or, if appropriate, any committee administering any stock option or compensation plan or arrangement) shall take such additional actions, if any, as may reasonably be required or necessary to cause each Fully Converted Option to be converted at the Effective Date by virtue of the Merger and continued as an option of Advance Auto under the corresponding Advance Auto option plans. On or prior to the Effective Date, Discount shall take such additional action, if any, as may be reasonably required or necessary to cause the stock option or compensation plans or arrangements of Discount providing for the granting of stock options with respect to stock of Discount ("Discount Option Plans") to terminate immediately following the Effective Date and for the provisions in any other plan, program or arrangement providing for the issuance or grant by Discount of any interest in respect of the capital stock of Discount to be terminated immediately following the Effective Date. The holders of Outstanding Discount Options shall be entitled to enforce this
               Section 5(e)(iii) against the Surviving Corporation.

     6.  Articles of Incorporation; By-Laws.  The Articles of Incorporation and
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By-Laws of Merger Sub in effect immediately prior to the Effective Date shall become the Articles of Incorporation and By-Laws of the Surviving Corporation.

     7.  Directors and Officers.  The persons serving as directors of Merger Sub
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immediately prior to the Effective Date, shall serve as the directors of the
Surviving Corporation after the Effective Date, and the persons serving as officers of Discount immediately prior to the Effective Date shall, after the Effective Date, serve as officers of the Surviving Corporation, in each case such directors and officers to hold office until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, or their earlier death, resignation or removal.

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